Exhibit 10.16

Summary of Compensation for Outside Directors

     Annual compensation for those directors who are not employees of the Company (“Outside Directors”) is $25,000, plus reimbursement of expenses incurred in attending meetings. Board Committee Chairmen receive an additional annual payment of $3,000. Each Outside Director receives a per-meeting fee of $1,500 for a Board Meeting and $1,000 for a Committee Meeting.

     In addition, each Outside Director presently holds stock options issued under the Technology Solutions Company 1993 Outside Directors Plan, as amended (the “1993 Plan”), and/or the Technology Solutions Company 1996 Stock Incentive Plan, as amended (the “1996 Plan”). Any new Outside Director will receive under the 1996 Plan an option to purchase 40,500 shares of Common Stock with a per share exercise price equal to the closing price of a share of Common Stock as reported on The Nasdaq Stock Market® on the day the stock option is granted. Each stock option granted to an Outside Director under the 1996 Plan becomes exercisable, depending on the time at which it was originally granted, either (i) in thirty-six monthly installments of 1,125 shares each, commencing on the last day of the calendar month immediately following the month the option is granted or (ii) in one installment of 13,500 shares on the one-year anniversary of the option grant date followed by twenty-four monthly installments of 1,125 shares each, commencing on the last day of the calendar month immediately following the one-year anniversary of the option grant date.

     Additionally, existing Outside Directors are eligible for supplemental option grants. In 2004, no such grants were made.